June 30, 1999

Board of Directors
First Federal Bankshares, Inc.
329 Pierce Street
Sioux City, Iowa 51101

                  Re:      First Federal Bankshares, Inc.
                           Registration Statement on Form S-8

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale of First Federal Bankshares, Inc. (the "Company") common stock, par value $.01 per share (the "Common Stock"), pursuant to the 1992 Incentive Plan, the 1992 Directors Plan, and the 1992 Recognition Plan (together, the "Plans"), and of participation interests in the First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the "401(k) Plan"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock and the participation interests in the 401(k) Plan.

         Based on the foregoing, we are of the following opinion:

         Upon the effectiveness of the Form S-8, the Common Stock, when sold in connection with the exercise of options granted pursuant to the Plans, and the participation interests in the 401(k) Plan, will be legally issued, fully paid and non-assessable.

         This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

                                     Very truly yours,


                                     /s/ Luse Lehman Gorman Pomerenk & Schick
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                                     Luse Lehman Gorman Pomerenk & Schick
                                     A Professional Corporation